EXHIBIT 99.1

January 23, 2006

Reporters May Contact:

Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Announces Restatement of Financial Statements
Due to a Technical Clarification of Accounting for Hedging Transactions

Springfield, Mo. - Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, announced, consistent with several other financial institutions, that it is correcting prior accounting entries relating to its treatment of certain derivative instruments and will restate its three quarterly financial statements for fiscal 2005 and last four year's financial statements in its Annual Report on Form 10-K for the year ended December 31, 2005, which will be filed in March 2006. The net cumulative after tax reduction to retained earnings resulting from the correction is expected to be approximately $3.4 million (2% of total Stockholders' Equity). The change should not affect future core operating results and the $3.4 million reduction to retained earnings should be recovered in future periods as the interest rate swaps mature. Annual and fourth quarter 2005 earnings will be released separately today, Monday, January 23, 2006.

Great Southern President and CEO Joseph W. Turner said, "Although our retained earnings as of December 31, 2005, will be reduced as a result of this non-cash correction, the Company is economically unaffected by the change because the decreases in the fair values of the interest rate swaps have been closely offset by increases in the fair values of the hedged brokered certificates of deposit. Importantly, the losses recognized in this correction are not permanent - they are expected to flow back into income in future periods as the interest rate swaps mature."

Since mid-2000, the Company has entered into interest rate swap agreements to hedge the interest rate risk inherent in certain of its brokered certificates of deposit (CDs). From the inception of the hedging program, the Company has applied a method of fair value hedge accounting under SFAS 133 to account for the CD swap transactions that allowed the Company to assume the effectiveness of such transactions (the so-called "short-cut" method). The Company has recently concluded, in conjunction with BKD, LLP, its independent registered public accounting firm at all relevant times, that the CD swap transactions did not qualify for this method in prior periods because the method to pay the related CD broker placement fee was determined, in retrospect, to have caused the swap to not have a fair value of zero at inception (which is required under SFAS 133 to qualify for the "short-cut" method). Furthermore, although management believes that the interest rate swaps would have qualified for hedge accounting under the "long-haul" method, hedge accounting under SFAS 133 is not allowed retrospectively because the hedge documentation required for the "long-haul" method was not in place at the inception of the hedge.

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"It is important to understand that this is an issue that relates to matters of documentation and technical and evolving interpretations of complex accounting standards, rather than how these hedges were created or managed. It is our understanding that the complexity of SFAS 133 has resulted in the misapplication of the "short-cut" method by others in the banking industry," said Great Southern Chief Financial Officer Rex Copeland. "The CD swap transactions did, in fact, create effective economic hedges, and, consequently our financial condition and core results of operations have not been affected in any meaningful way by our change in accounting treatment for these transactions. We plan to continue to use CD swaps to manage interest rate risk inherent in our brokered CDs. We are re-designating existing CD swaps as fair value hedges using the "long-haul" method of effectiveness testing under SFAS 133, and will account for them as hedges in future periods."

Fair value hedge accounting allows a company to record the change in fair value of the hedged item (in this case, the brokered CDs) as an adjustment to income that offsets the fair value adjustment on the related interest rate swaps. Eliminating the application of fair value hedge accounting reverses the fair value adjustments that were made to the brokered CDs. Therefore, while the interest rate swap is recorded on the balance sheet at its fair value, the related hedged item, the brokered CDs, are required to be carried at par. In addition, the CD broker placement fee, which was incorporated into the swap, is now separately recorded as a deferred financing cost and amortized through the maturity date of the related CDs.

The Company's management and Audit Committee consulted with BKD, LLP, who has served as the Company's independent auditors since the inception of the brokered CD program.

With total assets of $2.1 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 35 retail banking centers and 170 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ stock exchange.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, the possibility that, upon further review Great Southern Bancorp ("Company") and its independent registered accounting firm, the impact of the restatement of the Company's financial statements on prior period results will be materially different than the anticipated effect stated herein, changes in economic conditions in Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

END